Exhibit 99.1

TimeFireVR Provides Update on Bitcoin Mining Operation and Expansion Strategy

SCOTTSDALE, AZ -- (Marketwired – May 14, 2018) - TimefireVR, Inc. (OTCQB: TFVR) (the "Company"), d/b/a TeraForge, today is providing shareholders with a update on its Bitcoin Mining Operation and expansion strategy.

Recently, the Company entered into an agreement to purchase bitcoin mining equipment to be installed at Colocation Guard (www.ColocationGuard.com) in Brooklyn, NY. Led by Mr. Donald D’Avanzo, Director of Datacenter Operations, approximately 20 Antminer S9 Bitcoin Mining units were installed and have been running for approximately three weeks.

After successful Phase I implementation and operational execution of the initial mining units, the Company has invested in 20 additional S9 antminers plus 82 new L3 Litecoin antminers to improve the project hash rate. 32 new GPU mining rigs consisting of a total of 192 Nvidia Geforce GTX 1070 cards will be brought online to diversify the portfolio of cryptocurrency altcoins mined. The new units will allow the Company to mine the top five most profitable GPU altcoins; Ethereum, Ethereum Classic, Monero, ZCash, and Ubiq.

Additionally Teraforge is working closely with ColocationGuard executive leadership to secure one of only three available anchor tenant slots in a new state-of-the-art dedicated mining facility located within the Northeast, currently referred to internally as ‘Site 4’ for security purposes.

Jonathan Read, Chief Executive Officer of TimefireVR, d/b/a TeraForge, stated, “We are pleased with the successful implementation of our bitcoin mining strategy with Donald and his team at their first class, secure, facility in New York. The seamless integration in a relatively short amount of time has offered us the luxury of exploring further investment and expansion opportunities. This phase is to thoroughly test our integration and predictive systems before we enter into a much larger build out of our capacity. We look forward to getting all of our new mining equipment up and running allowing us to diversify into other cryptocurrencies.”

The Company terminated its letter of intent (‘LOI’) to make a strategic investment and acquire a license in Cryptogram, LLC.

Mr. Read continued, “After careful review, in the best interest of the Company’s future and its shareholders, the Company has decided to terminate its LOI with Cryprogram. The Board and management agree to focus all of its efforts and working capital on its mining strategy.”

About ColoGuard Enterprise Solutions, LLC

As Brooklyn’s only data center and carrier-neutral hotel for all major fiber providers, ColocationGuard Enterprise Solutions, LLC (ColocationGuard) operates over 60,000 square feet of colocation space in both Brooklyn and Northern New Jersey. The company delivers 1Gig to 100Gig connections via numerous Tier1 providers with Points of Presence in the facility. Founded in 2003 to provide affordable enterprise colocation solutions for companies of all sizes, ColocationGuard has been the go-to data center for a range of sectors including Internet Carriers, Healthcare, and Financial Services. Located minutes from Wall Street, ColocationGuard is notable for its excellence in managed services, access to numerous Tier1 networks, and a direct path to 325 Hudson Street.

ColocationGuard is HIPAA and SSAE 16 compliant and provides 24/7/365 on-site technical support, diverse network routes via dark fiber, and a 100 percent uptime guarantee.

About TimefireVR Inc., d/b/a TeraForge
TimefireVR Inc., d/b/a TeraForge, is an Arizona based technology company focused on strategic investments in blockchain and cryptocurrency technologies. TeraForge is forging financial and technical innovation for blockchain enterprises through investments in tools, systems, and applications that will provide support for the blockchain and digital currency industries. TeraForge is actively seeking to acquire exciting young companies as well as pure technology teams in a variety of blockchain related fields. The Company has made an investment directly in ethereum and purchased bitcoin mining equipment located at Colocation Guard (www.ColocationGuard.com) in Brooklyn, NY. For more information please visit www.teraforge.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding installation of additional mining . The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved, Important factors that could cause actual results to differ from those in the forward-looking statements include regulatory and other developments in the markets for cryptocurrency including substantial price declines, the rising cost of electricity and computer servers used in mining. Further information on our risk factors is contained in our filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212.896.1254
Valter@KCSA.com
www.KCSA.com